Inuvo, Inc. Third Quarter 2019 November 14, 2019

Operator Comments:

Good afternoon, and welcome to the INUVO’s 2019 Third Quarter Conference Call. Today’s conference is being recorded. At this time, I would like to turn the call over to Mr. Valter Pinto of KCSA Strategic Communications. Please go ahead, sir.

Valter Pinto (Investor Relations) Comments:

Thank you, Operator and good afternoon. I’d like to thank everyone for joining us today for the INUVO third quarter 2019 shareholder update call. Today, INUVO’s Chief Executive Officer Richard Howe and Chief Financial Officer Wally Ruiz will be your presenters on the call.

Before we begin, I’m going to review the Company’s Safe Harbor statement. The statements in this conference call that are not descriptions of historical facts are forward-looking statements relating to future events and, as such, all forward-looking statements are made pursuant to the Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to INUVO, Inc., are, as such, a forward-looking statement. Investors are cautioned that all forward-looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by INUVO at this time. In addition, other risks are more fully described in INUVO's public filings with the US Securities and Exchange Commission, which can be reviewed at www.sec.gov.

With that, I’ll now turn the call over to CEO Richard Howe.

Richard Howe (CEO) Comments:

Thank you Valter and thanks everyone for joining us today.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

For the three months ended September 30, 2019, we delivered $13.8 million in Revenue compared to $14 million and $16.8 million for the three months ended June 30, 2019 and September 30, 2018, respectively.

For the nine months ended September 30, 2019, we reported revenue of $43.3 million compared to $56.3 million for the nine months ended September 30, 2018.

Overall gross margins, net of traffic acquisition costs, was approximately 64% for the third quarter. As we have discussed in the past, traffic acquisition costs are reported in our operating expenses.

Lower year-over-year revenues in the nine months and third quarter come from declines in the ValidClick revenue streams and from attrition associated with a business line we began deemphasizing in 2018.

For additional context, this latter business line contributed approximately $11.3M in 2017, $5.8M in 2018 and is expected to produce $2.4M in 2019. We will talk more about the ValidClick business later in the script.

In the quarter, the ValidClick revenue streams delivered $11.2M and the IntentKey delivered $2.6M. The IntentKey was in line with expectations.

As Wally will discuss in more detail later, we did have a positive Net Income of roughly $800K in the Quarter, or approximately $0.02 / share. We had a negative Adjusted EBITDA of approximately $769K. Net Income in the quarter was positively impacted by other income associated with the termination of the merger in June 2019.

Revenue within the quarter was $4M in July, $4.7M in August and $5.1M in September. Unaudited October Revenue looks to be coming in around $6M.

As we reiterated on our Q2 conference call, our ValidClick business remains an important component in the overall business strategy. We continue to see opportunities within these

Inuvo, Inc. Third Quarter 2019 November 14, 2019

revenue streams with an overarching objective to manage towards stable revenue sources that can deliver approximately $50M annually with improving Gross Margins.

As mentioned earlier, the ValidClick revenue streams generated roughly $11.2M in the third quarter, down from approximately $12M in the second quarter. The primary reason for the difference between the quarters was from the elimination of lower quality revenue streams.

You will recall that our partners effectively purchase leads from the ValidClick system in real time. Those leads are scored for quality by our partners. The better the quality, the better the price and margin.

The publishing component of this business, principally the ALOT web properties, delivered approximately $320K of revenue in the quarter. This publishing asset has become less strategic as we have shifted resources towards the IntentKey and as a result we are exploring the potential sale of this component of our business.

Our major supplier relationships within ValidClick remain intact and we do not presently see material risks associated with our contracts, one of which renews in late 2020 and another in early 2021. A third contract is in negotiation presently.

The ValidClick business did approximately $3.2M, $3.7M and $4.3M in July, August and September respectively. Unaudited October revenue came in around $5.2M.

We had another strong quarter for the IntentKey with $2.6M of revenue, up 30% sequentially. Unaudited October revenue was roughly $850K, in line with the $856K monthly average from the third quarter.

As we have discussed previously, our primary mission within this business is the hiring of sales professionals. Our current revenue model for this business calls for the hiring of 10 such sale professionals between now and June 2020.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

We hired one in both September and October and expect to hire at least one more before the end of the year. The faster we find qualified candidates, the faster their efforts contribute to 2020 revenue plans.

Win rates on IntentKey business opportunities has risen from 44% in the first quarter of 2019 to 67% in the third quarter of 2019. Win rates can vary materially based on timing, the quality of the sales representatives, the sophistication of the buyer and the competitive landscape.

These win rates on IntentKey sales have been increasing throughout the year. Our typical sales cycle involves the submission of an RFP. As we hire more salespeople, we should increase the number of RFP submissions. If win rates remain within current ranges, we should be able to scale as predicted.

Among the many deals signed this quarter, we added notable clients that included a car manufacturer, our second insurance company, a well-known hotel chain, a state department of transportation, another state department of tourism and a very well known nonprofit.

Our client base in 2019 has been growing at roughly 20% month over month and our performance results has averaged in excess of 30% above client expectations.

Gross margins in this business have continued to increase. Through October, gross margins have averaged 23%. Between July and October, margins have averaged 28%.

Within our account base we have accounts with margins as low as 10% and accounts with margins as high as 60%. Typically, account margins start low and move upwards as the IntentKey AI begins to learn and improve.

The current margin trajectory is growing and in addition to the typical margin growth associated with client maturity, we expect the recently announced plans to upgrade the IntentKey infrastructure through the IntentCloud, to also improve margins through a reduction in processing costs and faster execution on media opportunities for clients.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

I would now like to turn the call over to Wally for a more detailed assessment of our financial performance within the quarter.

Wally Ruiz (CFO) Comments:

Thank you, Rich, good afternoon everyone. I will recap the financial results of our third quarter.

As Rich mentioned, Inuvo reported revenue of $13.8 million for the quarter ended September 30, 2019 and $43.3 million for the nine months ended September 30, 2019; this compares to $16.8 million reported in the third quarter of last year and $56.3 million reported in the first nine months of the previous year.

The revenue decrease of approximately $3 million in the third quarter and $13 million in the first nine months of this year is primarily due to the ValidClick business where monetization was lower due to reducing low quality ads. Additionally, we made a decision last year to reduce emphasis on the Supply side of the business in favor of focusing IntentKey resources on the Demand or Advertiser side, where the IntentKey Data Platform solution has a considerable market advantage. This change resulted in a reduction of revenue in the current year third quarter of $446 thousand compared to the same quarter last year and $2.9 million in the first nine months of the current year compared to last year.

As Rich mentioned, the overall revenue from the IntentKey business was approximately $2.6 million, 61.6% higher in the third quarter of 2019 compared to the same period last year, partially offsetting the lower ValidClick revenue.

Following the integration with the AppNexus Platform in the first quarter of 2019, the IntentKey has continued to deliver strong results for clients with a sequential quarterly growth rate in 2019 that is expected to be approximately 30%.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

Gross Margins increased in the third quarter to 64% compared to 63% in the same quarter last year due primarily to revenue mix, particularly due to higher ValidClick display revenue where we record its cost as marketing in operating expenses.

Overall Operating expenses are comprised of Marketing costs, Compensation, and Selling, general & administration expense. Operating expenses were $742 thousand lower in the third quarter of 2019 compared to the prior year, $11.2 million in the third quarter of this year versus $12 million in the same quarter last year.

The marketing costs are primarily traffic acquisition costs associated with ValidClick. Marketing costs were 16% lower in the third quarter this year compared to the prior year due to lower ValidClick revenue. ValidClick revenue is generated predominately from ads served to web sites and therefore has a small cost of revenue associated with it as the expense is mostly marketing or traffic acquisition costs.

Compensation expense was 21% higher in the third quarter this year compared to the prior year, despite a lower payroll, is due to stock-based compensation expense that accrued from modifications to outstanding restricted stock grants and to a reversal of accrued incentive pay in last year’s third quarter. The headcount at the end of September, both full-time and part-time was 58 compared to 65 in the prior year.

Selling, general and administrative expense increased 12% in the third quarter this year compared to the prior year due primarily to expenses associated with the July equity raise and the settlement of a class action suit arising from the terminated merger agreement.

Interest expense was $144 thousand in the third quarter of 2019 compared to $101 thousand in the same quarter last year due primarily to higher borrowing rates.

We had Other Income of $3.3 million in the third quarter of this year. With the termination of the merger in June, the merger agreement stipulated that we were entitled to a termination fee of $2.8 million.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

The termination fee was settled by cancelling a $1.1 million Note outstanding including interest that was due by November 2021. Additionally, the assets and customers of a business, initially valued at $1.6 million was transferred to INUVO. And finally, we were paid 50% of the $250,000 settlement of a class action suits filed as a result of the merger.

We subsequently had an independent third-party value the transferred business, which was assessed at $2.6 million. The value greater than that determined in the merger termination fee was credited to Other Income. Other Income was also reduced by a $460 thousand dollar derivative liability that arose from the convertible feature of notes we issued in March of this year.

We reported net income of $788 thousand or 2¢ per diluted share.

Our balance sheet at September 30, 2019, had cash and cash equivalents of $714 thousand and outstanding bank debt of $2.4 million and notes of $1.5 million.

In July, we sold 15.8 million shares of our common stock in mid-July raising $4.7 million before expenses.

In November, two of the convertible note holders agreed to convert $765,000, 53% of all convertible notes outstanding. Also in November, the $250,000 of notes payable outstanding to directors and officers was paid.

As we begin hiring additional sales personnel and they proceed through their ramp up period, we expect to burn an average of $100 thousand per month to Q3 2020 when the gross margins on new IntentKey revenue begin to outpace the lag between a sales costs and productivity. We expect ValidClick revenue to be stable at current levels on an annualized basis.

We believe the capital raised, along with available credit lines will provide us with adequate resources to execute on our plans.

Inuvo, Inc. Third Quarter 2019 November 14, 2019

Now, I’d like to turn the call back to Rich for closing remarks.

Richard Howe (CEO) Closing Comments:

Thanks, Wally.

As mentioned earlier, Unaudited October ValidClick and IntentKey revenue streams were $5.2M and $850K respectively. If we assume a flat revenue pattern for the remainder of the year, we would be within the vicinity of $18M in the fourth quarter or roughly 30% growth sequentially.

We remain focused on our plan to grow the business and have strategies in play to allow us to fund that growth until roughly Q3 2020 when we begin generating meaningful cash flow once again.

The Macro level trends within media, marketing and data continue to move in our favor as third party data providers come under increasing pressure and as agencies and brands struggle with the complexities associated with delivering direct to consumer marketing results.

With that, I’d like to turn the call over to the operator for questions.

Richard Howe Final Comments:

I would like to thank everyone who joined us on today’s call. We appreciate your continued interest and look forward to reporting our Q3 results in November.